Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY REPORTS 1ST QUARTER 2008 FINANCIAL AND OPERATING RESULTS AND PROVIDES 2008 GUIDANCE

Houston, Texas, May 12, 2008 – Dune Energy, Inc. (AMEX:DNE) today announced financial and operating results for the first quarter, ended March 31, 2008, as summarized below:

Revenue and Production

Revenue for the first quarter totaled $40.8 million. This compares with $2.9 million for the first quarter of 2007. Production volumes for the first quarter totaled 231 Mbbls of oil and 2.14 Bcf of natural gas, or 3.5 Bcfe, as compared with 10 Mbbls of oil and 0.42 Bcf of natural gas, or .50 Bcfe for the first quarter of 2007. For the first quarter of 2008, the average sales price per barrel of oil was $100.58 and $8.22 per Mcf for natural gas, as compared with $59.20 per barrel and $5.54 per Mcf, respectively, in the first quarter of 2007. The primary reasons behind the increase in revenue were higher volumes and higher average sales prices in 2008 versus 2007 primarily associated with our major property acquisition in May of 2007.

Costs and Expenses

Field level lease operating expenses, severance, ad valorem taxes, and transportation for the first quarter totaled $14.1 million. This compares with $2.8 million for the first quarter of 2007. This change reflects significantly higher production volumes related to the aforementioned acquisition.

The following table details all components of lease operating expenses for the 1st quarter 2008 in both MM$ and $ per Mcfe.

	1st Quarter 2008 (MM$)	1st Quarter 2008 ($ per Mcfe)
Field Level LOE	7.67	2.17
Severance and Ad Valorem	3.29	.93
Transportation / Gathering	1.01	.28
Workover Expenses	2.10	.60

Total LOE	14.07	3.98

Field level LOE was $7.67 MM or $2.17/Mcfe. Workover expenses were $2.0 MM and $0.60/Mcfe in 2007. Our principal Gulf Coast fields have facilities that are 20-40 years old. Therefore, as production volumes have risen, these facilities have required numerous repairs and enhancements. Additionally, new volumes have necessitated the need for workovers on several salt water disposal wells. Severance and ad valorem taxes are directly dependent on volumes produced and product price. A highly disproportionate portion of the total transportation and gathering costs are borne by the Barnett Shale properties. By the end of the second quarter of 2008 we anticipate the majority of the one time facilities issues to be completed, and field LOE costs should be significantly lowered.

DD&A expense was $15.2 million for the first quarter of 2008 while cash G&A expense totaled $3.8 million. Stock based compensation was $1.1 million in the quarter. Interest and financing expense was $8.7 million for the first quarter and $2.2 million for the first quarter 2007, mainly reflecting the $300 million of senior notes issued in May of 2007 to fund our acquisition.

Results of Operations

The company reported a $14.0 million loss for the first quarter of 2008 compared to a loss of $8.5 million for the first quarter of 2007. Operating income for the quarter was $6.4 million, compared with a $5.1 million loss in the first quarter of 2007. Included in the results for the first quarter of 2008 was $11.9 million of realized and unrealized losses associated with hedging activities. Of this amount, $1.8 million was realized during the quarter. In addition, there was a $5.3 million income tax benefit recorded during the first quarter of 2008. Preferred stock dividends, paid in the form of a PIK interest totaled $5.7 million in the first quarter 2008. Net loss per share, both basic and fully diluted for the quarter was $0.18, based on 79.6 million weighted average common shares outstanding.

Operational Highlights and Forward Guidance

Production volumes for the quarter totaled 3.5 Bcfe, or 38.7 Mmcfe/day. This was slightly below the 3.9 Bcfe, or 41.6 Mmcfe/day in the fourth quarter of 2007. Primary reasons for the decline were the field level facilities work at several major fields, resulting in excessive downtime. Additionally, the Cobb #1 well at the Comite field produced water from an extraneous zone behind pipe and required a workover to restore production. Several Barnett Shale wells in Wise County have taken longer than originally anticipated to unload frac water. This was partially offset by the excellent performance of the Weiting #30 well at the Chocolate Bayou field, which averaged approximately 6 Mmcfe/day during the month of March.

The magnitude of the facilities work in the first quarter delayed our planned drilling program for the year. We have identified numerous high potential unbooked opportunities within our Gulf Coast fields. We are therefore considering the divesture of our Barnett Shale properties in order to focus on the much greater internal rates of return regarding our Gulf Coast properties, and could make such a divestiture as early as the end of the second quarter.

Should our Barnett Shale properties be sold, we would anticipate our total production for the year to be between 15 and 16 Bcfe, or an average of 41 to 44 Mmcfe/day for the year. These volumes would be 16-24% higher than the proforma 2007 production levels.

James A. Watt, President and Chief Executive Officer stated, “In 2007 we validated the quality of our Gulf Coast asset base. During 2008, we are more clearly defining the upside potential of our properties through new drilling and improving the production capabilities of our assets. We expect to realize this upside in 2009 and beyond. In addition, we intend to continue focusing on the enhancement of shareholder value through the exploitation of our high quality Gulf Coast properties.”

The conference call will be held on Tuesday, May 13, at 10 a.m. Central time. Please call toll free (888) 830-6260 and enter the participant code of 884474.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-KSB/A filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300